EXHIBIT  10.15


Force  Protection,  Inc.                                   Tel  (843)  740-7015
9801  Highway  78,  Bldg #3                                   Fax (843) 740-1973
Ladson,  SC 29456                                        www.forceprotection.net
                                                         -----------------------


DATE:  NOVEMBER  15,  2004

To:     Frank  Kavanaugh
     117  Via  Quito
Newport  Beach  CA  92663


RE:  EMPLOYMENT  LETTER

Dear  Frank:

I am pleased to confirm your employment as part of the Force Protection management team on the following terms:

TITLE:     VICE  PRESIDENT  BUSINESS  DEVELOPMENT.  An  outline of your scope of duties  is  attached.

COMPENSATION:

     Salary:          $180,000 per year, paid bi-weekly (subject to withholding)
     ------

Benefits:     Health  insurance  and  other  benefits according to the Company's
--------
standard  benefits  package  in  effect  from  time-to-time.
---

     Other:          Performance  Bonus  at  the  discretion  of  the  Board  of
     -----
Directors
     --
               Eligible  for  Company  Stock  Incentive  program

START  DATE:          August  26,  2002


EMPLOYMENT  TERMS:

You will be employed by Force Protection, Inc. through its wholly owned subsidiary Technical Solutions Group, Inc. ("TSG") located in South Carolina (Force Protection and TSG jointly referred to as the "Company"). Your place of work will be the TSG offices or otherwise as agreed with the Company. In consideration of your employment, you agree to the following:

- You agree to be bound by and comply with the provisions of the Company Employee Handbook (as amended from time to time) and our Code of Ethics & Conduct.

- You agree at all times to protect the Company's best interests and to perform your duties in a diligent and professional manner. You owe a duty of loyalty to the Company and agree not to work for any third parties without the Company's express approval.

- You agree to treat all Company information and trade secrets as confidential, and agree not to use for your own purposes or disclose such information to outside third parties.

- You agree that work you perform for the Company shall be "work for hire" and that the Company shall own all the results of your work, including all intellectual property rights arising out of or from such work.

- You agree to execute such additional documents as the Company may require from time to time in connection with any of the foregoing matters or as part of the Company's standard policies & procedures, including our "Non-Disclosure Agreement." You acknowledge that such agreements shall be deemed to be a part of your employment agreement, and that the conditions of such agreements may bind you beyond the period of your employment.

- You understand and agree that this employment agreement is "at will," and can be terminated by you or the Company at any time and for any reason without payment of severance compensation or other termination damages.

- You agree that this agreement may be transferred by the Company in connection with any merger, acquisition, reorganization or restructuring and that it is subject to the jurisdiction and laws of the State of South Carolina.

We are extremely pleased to confirm this offer and look forward to your contribution to the Company. If the foregoing is acceptable to you, I would ask that you kindly sign below and return a copy of this letter to me.

     Regards,

Sincerely  yours,


____________________________
Force  Protection,  Inc.
     ACCEPTED  AND  AGREED:


By:  __________________________
Name:  Frank  Kavanaugh